UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 29, 2010

ENTERPRISE GP HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-32610	13-4297064
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

1100 Louisiana, 10th Floor Houston, Texas 77002 (Address of Principal Executive Offices, including Zip Code)
(713) 381-6500 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of the Registrant

Based on information provided to EPE Holdings, LLC (“EPE Holdings”), the general partner of Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), upon the death of Dan L. Duncan, voting control of all of the membership interests of Dan Duncan LLC (“Duncan LLC”) has been transferred on March 29, 2010 to three voting trustees pursuant to the Dan Duncan LLC Voting Trust Agreement (the “Trust Agreement”) among Duncan LLC, Dan L. Duncan, as member, and Dan L. Duncan, as initial sole voting trustee.

Duncan LLC owns 100% of the membership interest of EPE Holdings, which is the 0.01% general partner of Enterprise GP Holdings.  Duncan LLC owns directly 100% of the membership interest in DFI Holdings, LLC (“DFI Holdings”), which owns the sole 1.0% general partner interest in DFI GP Holdings L.P. (“DFI GP Holdings”), and a 4% limited partner interest in DFI GP Holdings.  DFI GP Holdings owns directly 25,162,804 units of Enterprise GP Holdings representing approximately 18.1% of its outstanding units.

The voting trustees under the Trust Agreement consist of up to three trustees, who are initially: (1) Randa Duncan Williams, Mr. Duncan’s oldest daughter who is also an existing director on the board of the general partner of Enterprise GP Holdings; (2) Ralph Cunningham, who is currently the President and Chief Executive Officer of the general partner of Enterprise GP Holdings; and (3) Richard H. Bachmann, who is currently the Executive Vice President and Chief Legal Officer of the general partner of Enterprise Products Partners L.P. and the President and Chief Executive Officer of the general partner of Duncan Energy Partners L.P.  Messrs. Cunningham and Bachmann are also currently directors of the general partners of each of Enterprise GP Holdings, Enterprise Products Partners L.P. and Duncan Energy Partners L.P.  The address of each of these voting trustees is 1100 Louisiana Street, 10th Floor, Houston, Texas 77002.

Subsequent to Mr. Duncan’s death, the Trust Agreement requires that there always be two “Independent Voting Trustees” serving.  If Mr. Bachmann or Mr. Cunningham fail to qualify or cease to serve, then the substitute or successor Independent Voting Trustee(s) will be appointed by the then-serving Independent Voting Trustee, provided that if no Independent Voting Trustee is then serving or if a vacancy in a trusteeship of an Independent Voting Trustee is not filled within ninety days of the vacancy’s occurrence, the chief executive officer of the general partner of Enterprise Products Partners L.P. will appoint the successor Independent Voting Trustee(s).

Subsequent to Mr. Duncan’s death, the Trust Agreement also provides for a “Duncan Voting Trustee.”  The Duncan Voting Trustee is appointed by the children of Mr. Duncan acting by a majority or unanimously if less than three children of Mr. Duncan are then living.  If for any reason no descendent of Mr. Duncan is appointed as the Duncan Voting Trustee, then such trusteeship will remain vacant until such time as a Duncan Voting Trustee is appointed in the manner provided above.  If a Duncan Voting Trustee for any reason ceases to serve, his or her successor shall be appointed by the children of Mr. Duncan acting by majority or unanimously if less than three children of Mr. Duncan are then living.  Randa Duncan Williams is currently the Duncan Voting Trustee.

The voting trustees are required to treat the member of Duncan LLC as the beneficial owner for all purposes whatsoever of the membership interests of Duncan LLC.  However, the voting trustees possess and are entitled to exercise all rights and powers of absolute ownership and to vote, assent or consent with respect thereto and to take party in and consent to any corporate or members’ actions (except those actions, if any, to which the voting trustees may not legally consent) and subject to the provisions of the Trust Agreement, to receive dividends and distributions on the Duncan LLC membership interests.  Except as otherwise provided in the Trust Agreement, all actions taken by the voting trustees are by majority vote.

The voting trustees serve in such capacity without compensation, but they are entitled to incur reasonable charges and expenses deemed necessary and proper for administering the Trust Agreement and to reimbursement and indemnification.

The Trust Agreement will terminate when (1) the descendants of Dan L. Duncan, and entities directly or indirectly controlled by or held for the benefit of any such descendant, no longer own any capital stock of Enterprise Products Company (formerly named EPCO, Inc.); or (2) upon such earlier date designated by the voting trustees by an instrument in writing delivered to the member of Duncan LLC.

Item 7.01  Regulation FD Disclosure

To the knowledge of Enterprise GP Holdings, neither the estate of Mr. Duncan nor the trust described in Item 5.01 above has any current intent or need to sell units of Enterprise GP Holdings in connection with the estate planning by Mr. Duncan’s estate.

Item 8.01  Other Events.

On April 1, 2010, Enterprise Products Partners L.P. announced that it has executed definitive agreements to purchase two natural gas gathering and treating systems from subsidiaries of M2 Midstream LLC (“Momentum”) in a negotiated transaction for approximately $1.2 billion.  These systems are located in Northwest Louisiana and East Texas and gather natural gas produced from the Haynesville/Bossier Shales and the Cotton Valley and Taylor Sands formations.  A copy of the press release announcing the transaction is included as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press release dated April 1, 2010 (Incorporated by reference to the Current Report on Form 8-K filed by Enterprise Products Partners L.P. (SEC File No. 001-14323) on April 1, 2010)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.

	By:	EPE HOLDINGS, LLC, its General Partner

Date: April 1, 2010	By:	/s/ Richard H. Bachmann
	Name:	Richard H. Bachmann
	Title:	Executive Vice President, Chief Legal Officer and Secretary of EPE Holdings, LLC

Exhibit Index

Exhibit No.	Description

99.1	Press release dated April 1, 2010 (Incorporated by reference to the Current Report on Form 8-K filed by Enterprise Products Partners L.P. (SEC File No. 001-14323) on April 1, 2010).